***MICHAEL T. STUDER CPA P.C.***
***18 East Sunrise Highway***
***Freeport, NY 11520***
***Phone: (516) 378-1000***
***Fax: (516) 546-6220***

# CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Clean Energy Inc.

I consent to the use in Amendment No. 4 to Form SB-2 of my report dated March 8, 2007 (except as to the third paragraph of Note 11, which is as of June 25, 2007) included therein relating to the consolidated financial statements of China Clean Energy Inc. and subsidiaries for the year ended December 31, 2006. I also consent to the reference to the firm under the heading "Experts" in this amendment.

Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
June 29, 2007